[Letterhead of Schvaneveldt & Company]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Sanguine Corporation, a Nevada corporation (the "Registrant"), SEC File No.0-24480, to be filed on or about April 27, 2000, covering the registration and issuance of 1,350,000 shares of common stock to four individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended December 31, 1999, 1999 and 1998, dated April 11, 2000, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


                                   Sincerely yours,

                                   /s/ Schvaneveldt & Company